Registration  Nos.  333-14865,  333-14865-01,
     33-50049  and  33-50049-01

          Filing  under  Rule  424(b)(3)

PRICING  SUPPLEMENT  NO.  1  DATED  DECEMBER  17,  1996
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(To  Prospectus  dated  December  9,  1996,  as  supplemented  by
Prospectus  Supplement  dated  December  9,  1996)


                        U S WEST CAPITAL FUNDING, INC.

                               MEDIUM-TERM NOTES

                DUE FROM NINE MONTHS OR MORE FROM DATE OF ISSUE

                  UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                  PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY

                                U S WEST, INC.
                             ____________________





Aggregate Principal Amount:  $        5,000,000

Settlement Date:             December 30, 1996

Maturity:                    December 30, 2003

Coupon:                                    6.84%



PURCHASE  AS  PRINCIPAL
-----------------------

     This Pricing Supplement relates to $5,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") for resale to investors at varying prices relating to prevailing market prices at the time of resale as determined by Merrill Lynch. The net proceeds payable by Merrill Lynch to U S WEST Capital Funding, Inc. ("Capital Funding") will be 98.75% of the aggregate principal amount of the Notes, or $4,937,500, before deduction of expenses payable by Capital Funding. In connection with the sale of the Notes, Merrill Lynch may be deemed to have received compensation in the form of underwriting discounts in the amount of 1.25% of the aggregate principal amount of the Notes, or $62,500.